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                                                                                      Nicor Gas Company
                                                                                      Form 10-K
                                                                                      Exhibit 12.01


                                            Nicor Gas Company
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                                                      Year Ended December 31
                                                        1997      1996      1995       1994      1993

Earnings available to cover fixed charges:

 Net income                                         $  106,922 $ 107,106 $  85,448  $  93,078 $  94,935

 Add:  Income taxes                                     64,714    63,579    49,881     50,958    52,890

       Fixed charges                                    46,886    46,747    39,400     37,729    40,960

       Allowance for funds used
          during construction                              (11)       (5)     (911)      (151)      (64)

 Total                                              $  218,511 $ 217,427 $ 173,818  $ 181,614 $ 188,721


Fixed charges:

 Interest on debt                                   $   45,246 $  43,762 $  38,129  $  36,726 $  38,949

 Other interest charges and
    amortization of debt discount,
    premium and expense, net                             1,640     2,985     1,271      1,003     2,011

 Total                                              $   46,886 $  46,747 $  39,400  $  37,729 $  40,960


Ratio of earnings to fixed charges                        4.66      4.65      4.41       4.81      4.61
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